Exhibit 99.1

Media Contact	Investor Contact
Adrienne Lee	David Banks
Racepoint Group for DigitalGlobe	DigitalGlobe
202.912.4905	303.684.4210
digitalglobe@racepointgroup.com	dbanks@digitalglobe.com
DigitalGlobe Names Information Industry Leader Jeffrey R. Tarr New President and CEO,
General Howell M. Estes III New Chairman of the Board
Tarr brings track record of accelerating profitable growth and creating shareholder value at several of the world’s leading information companies.
Longmont, Colorado, February 28, 2011 — DigitalGlobe (NYSE: DGI), a leading global content provider of high-resolution earth imagery solutions, has appointed Jeffrey R. Tarr as its new President and Chief Executive Officer, effective April 5, 2011. Tarr succeeds Jill Smith, who, in September 2010, announced her intention to leave the company and was both the company’s CEO and Chairman. DigitalGlobe also named current DigitalGlobe Board Member General Howell M. Estes III as its new non-executive Chairman.
Tarr comes to DigitalGlobe as a recognized leader in driving profitable growth at several of the world’s top information companies. Most recently he was President and Chief Operating Officer at IHS Inc. During his tenure, IHS revenue grew to more than $1 billion. Tarr joined IHS from Dun & Bradstreet (D&B) and previously was Chairman and CEO of Hoover’s, another publicly traded information company. Tarr also serves as a director at The Corporate Executive Board Company. He began his career at Bain & Company.
“With the largest image library, an extensive space and ground system, and a long history of driving innovation, DigitalGlobe is transforming the imagery-based information services market,” said Gen. Estes, who led the CEO search. “Jeff is the most qualified person to lead DigitalGlobe as it continues to expand its ability to deliver timely, accurate and essential information to government and commercial customers around the world.”
“This is an exciting time to join DigitalGlobe,” noted Tarr. “With the most capable satellite constellation, highest quality image library, and talented team of experts, DigitalGlobe plays a mission-critical role in helping customers in government and industry make high-stakes decisions. I’m looking forward to working with the team to build on past successes and create even more value for shareholders and customers.”
Gen. Estes, who assumes the role of Chairman of the Board effective on April 5, 2011, consults with aerospace companies around the world. He has served as an independent member of the DigitalGlobe Board of Directors since 2007. Gen. Estes has also been instrumental in advancing U.S. leadership in the aerospace industry for several decades, serving in the U.S. Air Force for more than 30 years and ultimately rising to the position of Commander in Chief of the North American

Aerospace Defense Command and the U.S. Space Command, as well as Commander of the U.S. Air Force Space Command. He retired from the Air Force in 1998.
For more information on Tarr and Gen. Estes, please visit www.digitalglobe.com. The Board was assisted in the search by Howard Fischer Associates, International.
About DigitalGlobe
DigitalGlobe is a leading global provider of commercial high-resolution earth imagery products and services. Sourced from our own advanced satellite constellation, our imagery solutions support a wide variety of uses within defense and intelligence, civil agencies, mapping and analysis, environmental monitoring, oil and gas exploration, infrastructure management, Internet portals and navigation technology. With our collection sources and comprehensive ImageLibrary (containing more than one billion square kilometers of earth imagery and imagery products) we offer a range of on- and off-line products and services designed to enable customers to easily access and integrate our imagery into their business operations and applications. For more information, visit digitalglobe.com.
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DigitalGlobe is a registered trademark of DigitalGlobe. All other referenced trademarks the property of their respective owners.
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